Exhibit 99.1
DREAMWORKS ANIMATION REPORTS STRONG THIRD QUARTER 2015 RESULTS,
WITH REVENUES INCREASING 43% to $259 MILLION AND SEGMENT GROSS
PROFIT IMPROVING 37% to $99 MILLION VERSUS PRIOR YEAR
________________________________________________________________________

•	The strong performance of Home in the home entertainment window helps drive revenues in DWA’s Feature Film segment 11% higher to $158 million

•	Television segment revenues more than triple year-over-year to $51 million

•	Consumer Products revenue more than doubles to $27 million

•	Adjusted(a) revenue in the New Media segment more than triples to $21 million

Glendale, California – November 5, 2015 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today reported revenues for the quarter ended September 30, 2015 of $259.2 million, representing an increase of 43.3% from the same period in 2014. In addition, DWA reported adjusted(b) operating income of $26.8 million and adjusted(b) net income attributable to DWA of $1.4 million or $0.02 per share. Adjusted financial results exclude a $3.6 million pre-tax charge associated with the Company’s Restructuring Plan announced on January 22, 2015.

Including the impact of the previously announced Restructuring Plan, DWA reported operating income of $23.2 million and reported a net loss attributable to DWA of $(3.5) million, or $(0.04) per share for the quarter ended September 30, 2015.

“DreamWorks Animation delivered solid third quarter results, highlighted by strong top-line growth and meaningful segment gross profit across all of our businesses,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “While we still have considerable work ahead of us, I am proud of the team's collective efforts and remain confident that we are well positioned to meet or even exceed our stated goals for the year while continuing to drive long term value for our stakeholders."

(a)In the prior year period, the Company reported certain advertising and talent management revenues in this segment on a “gross” basis rather than on a “net” basis.
(b)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Third Quarter Review:
DWA’s third quarter revenues of $259.2 million increased 43.3% versus the prior-year period driven by performance across all operating segments.

Revenues for the quarter ended September 30, 2015 from the Feature Film segment increased to $157.9 million, up from $142.4 million in the prior-year period. Segment gross profit decreased to $54.3 million compared to $64.3 million in the same period of last year, primarily due to contributions earned in the prior-year period in the worldwide theatrical market from How to Train Your Dragon 2, which was a higher margin title.

Home, which was released domestically on March 27, 2015 has reached $386 million at the worldwide box office. The film contributed feature film segment revenue of $49.7 million in the quarter. Home was released in the digital market on June 26, 2015 and into the physical domestic home entertainment market on July 28, 2015. The film reached an estimated 4.7 million home entertainment units through the end of the third quarter, net of actual and estimated future returns.

The Penguins of Madagascar contributed feature film segment revenue of $39.8 million in the quarter, primarily from domestic and international pay television. Through the end of the third quarter, the film reached an estimated 3.6 million home entertainment units sold worldwide, net of actual and estimated future returns.

How to Train Your Dragon 2 contributed feature film segment revenue of $7.4 million in the quarter, primarily from international pay television and home entertainment. The film reached an estimated 8.9 million home entertainment units sold worldwide through the end of the third quarter, net of actual and estimated future returns.

Mr. Peabody and Sherman contributed feature film segment revenue of $2.6 million in the quarter, primarily from home entertainment. The film reached an estimated 4.2 million home entertainment units sold worldwide through the end of the third quarter, net of actual and estimated future returns.

(b)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Library titles contributed feature film segment revenue of $58.4 million in the quarter. Library revenues in the current quarter were driven by worldwide television and home entertainment revenues for a number of titles including The Croods and Turbo.

Revenues for the quarter ended September 30, 2015 from the Television Series and Specials segment increased to $50.7 million, compared to $14.3 million during the prior-year period. The increase in revenues was attributable to a significantly higher number of episodes delivered under our episodic content licensing arrangements. Segment gross profit increased to $15.3 million in the current quarter, from $2.3 million in the same period of the prior year. The increase was primarily driven by higher revenues along with favorable amortization rates associated with our episodic series, partially offset by up-front marketing costs associated with the release of our new television series.

Revenues from the Consumer Products segment increased to $27.0 million in the third quarter, compared to $12.1 million in the same period last year. The increase was primarily due to revenues earned from new and extended location based entertainment license arrangements in the quarter, as well as merchandise licensing agreements related to intellectual property rights associated with characters from our feature films and episodic television series. Revenues also included contributions from merchandising and other licensing activities. Segment gross profit increased to $15.8 million from $4.2 million in the prior-year period, as revenues earned from location based entertainment license arrangements have lower associated costs.

Revenues for the quarter ended September 30, 2015 from the Company’s New Media segment were $20.7 million compared to $8.5 million during the three months ended September 30, 2014. This increase was primarily attributable to revenue generated from licensing and distribution of content and brand sponsorship arrangements. In the prior-year period, the Company reported certain advertising and talent management revenues in this segment on a “gross” basis rather than on a “net” basis.  For comparative purposes, if the New Media segment’s revenues had been reported on a “net” basis during the quarter ended September 30, 2014, revenues for the quarter ended September 30, 2015 would reflect an increase of 226% compared with the prior-year period. Segment gross profit, which is not affected by this item, increased to $10.9 million from $2.3 million in the prior-year period, primarily due to higher revenue contributions from licensed content and reduced amortization of intangible assets.

(b)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Revenues from All Other segments for the quarter ended September 30, 2015 were $2.9 million compared to $3.6 million in the prior-year period and gross profit was $2.4 million compared to a loss of $(1.1) million for the quarter ended September 30, 2014.

For the quarter ended September 30, 2015, DWA posted adjusted(b) operating income of $26.8 million. The increase in revenues and segment gross profit were partially offset by an increase in adjusted(b) general and administrative expenses. The increase in adjusted(b) general and administrative costs in the current quarter was primarily driven by a $15.4 million increase in incentive and stock-based compensation costs, which vary with changes in forecasts of the related performance metrics that will be achieved, as well as an increase of $5.1 million related to the growth and expansion of the AwesomenessTV business. These increases were partially offset by a decrease in salaries and benefits as a result of our 2015 Restructuring Plan. Lastly, for the quarter ended September 30, 2015, the amount of selling and marketing expenses not allocated to the operating segments but included in adjusted(b) operating income was $1.6 million. Operating income in the prior-year period included a $4.9 million benefit associated with a reduction in the fair value of the contingent consideration liability related to our acquisition of AwesomenessTV. Reported operating income for the quarter ended September 30, 2015, inclusive of restructuring-related charges, was $23.2 million.

Adjusted(b) net income attributable to DWA for the quarter ended September 30, 2015 was $1.4 million, or adjusted(b) income of $0.02 per share. Adjusted net income in the current quarter includes non-cash charges totaling $6.1 million in other expense, net, related to certain investments that were determined to not be recoverable. Also, during the third quarter, the Company recorded a provision for income taxes of $2.5 million, or an effective rate of 20.3%. When combined with an increase in income tax benefit payable to former stockholder of $13.8 million, it results in a combined effective tax rate of 133.1% for the quarter. Reported net loss attributable to DWA for the quarter ended September 30, 2015 was $(3.5) million, or $(0.04) per share.

Year to Date Review:
DWA’s revenues for the nine months ended September 30, 2015 increased 32.5% to $596.5 million compared to $450.4 million in the prior-year period. The increase was driven by year-over-year growth across all operating segments.

(b)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Revenues for the nine months ended September 30, 2015 from the Feature Film segment increased to $373.7 million, primarily due to higher revenue from prior-year theatrical releases and contributions from the library. Segment gross profit increased to $127.0 million for the nine months ended September 30, 2015 compared to $62.8 million in the prior-year period. In the first nine months of 2014, DWA recorded impairment charges totaling $58.8 million, which were primarily related to the theatrical release of Mr. Peabody and Sherman.

Revenues from the Television Series and Specials segment for the nine months ended September 30, 2015 increased 135.6% to $123.2 million, due to a significantly higher number of episodes delivered under our episodic content licensing arrangements. Segment gross profit also increased to $37.9 million in the first nine months of 2015, up from $9.2 million in the same period of the prior year. The increase was primarily driven by higher revenue and favorable amortization rates associated with our episodic series relative to the prior-year period, partially offset by up-front marketing costs associated with the launch of our new television series. In addition, gross profit for the nine months ended September 30, 2014 was negatively impacted by higher than expected returns of seasonal and newly-released home entertainment product, as well as increased selling costs related to our Classic Media properties.

Revenues from the Consumer Products segment in the first nine months of 2015 increased to $54.8 million, from $42.7 million in the prior-year period. The increase was primarily driven by revenues earned from new and extended location based entertainment license arrangements in the current year period. In addition, segment revenues for each of the nine-month periods ended September 30, 2015 and 2014 included revenue associated with merchandise licensing arrangements related to a variety of intellectual property rights associated with the characters from our feature films and episodic television series. For the nine months ended September 30, 2015, segment gross profit increased to $24.1 million, from $17.6 million in the prior-year period, as revenues related to location based entertainment license arrangements have lower associated costs.

Revenues for the nine months ended September 30, 2015 from the Company’s New Media segment increased to $39.8 million, from $24.1 million in the prior-year period. This increase was primarily attributable to revenue generated from brand sponsorship arrangements, licensing and distribution of content, as well as revenues generated by Big Frame, which was acquired in April 2014. In the prior-year period, the Company reported certain advertising and talent management revenues in this segment on a “gross” basis rather than on a “net” basis.  For comparative purposes, if the New Media segment’s revenues had been reported on a

(b)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

“net” basis during the nine months ended September 30, 2014, revenues for the nine months ended September 30, 2015 would reflect an increase of approximately 146% compared with the prior-year period. Segment gross profit for the first nine months of 2015, which is not affected by this item, was $20.5 million, compared to $4.7 million during the same period last year, primarily due to higher revenue contributions from licensing and distribution of content, brand sponsorship agreements and reduced amortization of intangible assets.

Revenues from All Other segments for the nine months ended September 30, 2015 were $5.0 million compared to $9.2 million in the prior-year period. Gross profit was $3.3 million compared to a loss of $(1.0) million for the nine months ended September 30, 2014.

For the nine months ended September 30, 2015, DWA posted adjusted(b) operating income of $22.4 million. The increase in revenues and segment gross profit was partially offset by an increase in adjusted(b) general and administrative expenses. The increase in adjusted(b) general and administrative costs in the current year was driven by a $15.4 million increase in costs incurred to support the growth and expansion of the AwesomenessTV business, as well as a $12.1 million increase in incentive and stock-based compensation costs, which vary with changes in forecasts of the related performance metrics that will be achieved. The remaining increase was primarily attributable to salary and benefit costs related to headcount for certain new business initiatives which were higher during the nine months ended September 30, 2015 as these costs did not begin to occur until the second half of 2014 due to timing of hiring. Lastly, for the nine months ended September 30, 2015, the amount of selling and marketing expenses not allocated to the operating segments but included in adjusted(b) operating income was $5.1 million. The reported operating loss for the nine months ended September 30, 2015, inclusive of restructuring-related charges was $(34.0) million. This compares to an operating loss of $(52.3) million in the prior-year period, which included a $9.7 million benefit associated with a reduction in the fair value of the contingent consideration liability related to our acquisition of ATV.

Adjusted(b) net loss attributable to DWA for the nine months ended September 30, 2015 was $(18.6) million, or an adjusted(b) loss of $(0.23) per share. Adjusted net loss reflects higher interest expense related to a lease financing obligation associated with the Company’s headquarters, as well as a decrease in the amount of interest that could be capitalized during the current year period. Adjusted net loss for the nine months ended September 30, 2015 also includes non-cash charges totaling $11.2 million in other expense, net that are attributable to certain investments that were deemed to not be recoverable. Additionally, during the nine

(b)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

months ended September 30, 2015, DWA recorded income tax expense of $27.5 million, which includes expense related to the Company's tax sharing agreement with former stockholder. As a result, the Company had a combined effective tax rate of (38.6)% for the nine months ended September 30, 2015. Reported net loss attributable to DWA for the nine months ended September 30, 2015 was $(96.9) million, or $(1.13) per share.

For the nine months ended September 30, 2015, net cash used in operating activities was $(6.5) million, compared to net cash used in operating activities of $(140.6) million in the prior-year period. The main sources of cash during this period were How to Train Your Dragon 2's worldwide home entertainment and international theatrical revenues, Home's worldwide theatrical revenues, The Croods' worldwide home entertainment revenues, revenues from licensing our episodic content, and to a lesser extent, the collection of worldwide theatrical, television and home entertainment revenues from our other films. In addition, cash used in operating activities during the nine months ended September 30, 2015 benefited from a higher amount of advances received for future deliveries of content when compared to the same period of the prior year. Cash used in operating activities for the nine months ended September 30, 2015 included $10.6 million related to incentive compensation payments, which decreased $23.4 million when compared to the amount paid during the nine months ended September 30, 2014 as these cash payments primarily fluctuate based on our financial results. During the nine months ended September 30, 2015, we also made payments (net of refunds received) to an affiliate of a former stockholder related to tax benefits realized in 2014. The cash from operating activities was also partially offset by production spending for our films and television series, as well as participation and residual payments. Cash used in operating activities in the nine months ended September 30, 2015 included cash payments totaling $62.3 million related to the 2015 Restructuring Plan.

During the nine months ended September 30, 2015, DWA amended its $400 million revolving credit facility, increasing the size of the committed facility to $450 million and extending the term through February 2020. DWA also entered into an agreement to sell its campus located in Glendale, California for $185.0 million and concurrently leased it back from the purchaser. Proceeds from the sale were used to repay outstanding borrowings on the Company’s revolving credit facility and for general corporate purposes.

On July 21, 2015, the original purchaser of the campus resold it for a total sale price of $215.0 million. Pursuant to a sharing agreement between the Company and such original purchaser, the Company was entitled to receive 50% of any increase in value from the original sale price of $185.0 million, net of expenses.

(b)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Accordingly, the Company received approximately $14.2 million from the original purchase following such resale.

As of September 30, 2015, DWA had $360.0 million of availability on its revolving credit facility and $88.9 million of cash and cash equivalents on hand, bringing the Company’s total available liquidity to approximately $450 million.

Items related to the earnings press release for the third quarter of 2015 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Thursday, November 5, 2015 at 1:30pm (PT) / 4:30pm (ET). Investors can access the call by dialing (800) 230-1096 in the U.S. and (612) 332-0107 internationally and identifying "DreamWorks Animation Quarterly Earnings Call" to the operator. The call will also be available via live webcast at ir.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Thursday, November 5, 2015. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 371009 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at ir.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG-animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 31 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

(b)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Contact:
Investors:	Press:
Jennifer DiGrazia	Dan Berger
DreamWorks Animation Investor Relations	DreamWorks Animation Public Relations
(818) 695-3384	(818) 695-4747
Jennifer.Digrazia@dreamworks.com	Dan.Berger@dreamworks.com

Chad Mihalick	Matt Lifson
DreamWorks Animation Investor Relations	DreamWorks Animation Public Relations
(818) 695-4486	(818) 695-6576
Chad.Mihalick@dreamworks.com	Matt.Lifson@dreamworks.com

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

(b)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2015	December 31, 2014
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$88,895	$34,227
Restricted cash	—	25,244
Trade accounts receivable, net of allowance for doubtful accounts	228,921	160,379
Receivables from distributors, net of allowance for doubtful accounts	231,234	271,256
Film and other inventory costs, net	829,045	827,890
Prepaid expenses	26,591	17,555
Other assets	71,698	40,408
Investments in unconsolidated entities	22,189	35,330
Property, plant and equipment, net of accumulated depreciation and amortization	39,265	180,607
Intangible assets, net of accumulated amortization	175,623	186,141
Goodwill	190,668	190,668
Total assets	$1,904,129	$1,969,705
Liabilities and Equity
Liabilities:
Accounts payable	$9,350	$9,031
Accrued liabilities	160,685	190,217
Payable to former stockholder	24,004	10,455
Deferred revenue and other advances	86,081	33,895
Deferred gain on sale-leaseback transaction	87,590	—
Revolving credit facility	90,000	215,000
Senior unsecured notes	300,000	300,000
Deferred taxes, net	18,311	16,709
Total liabilities	776,021	775,307
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders' Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 106,261,508 and 105,718,014 shares issued, as of September 30, 2015 and December 31, 2014, respectively	1,063	1,057
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 shares issued and outstanding, as of September 30, 2015 and December 31, 2014	78	78
Additional paid-in capital	1,196,790	1,172,806
Accumulated other comprehensive loss	(1,970)	(1,827)
Retained earnings	665,905	762,784
Less: Class A Treasury common stock, at cost, 28,151,691 and 27,884,524 shares, as of September 30, 2015 and December 31, 2014, respectively	(783,726)	(778,541)
Total DreamWorks Animation SKG, Inc. stockholders' equity	1,078,140	1,156,357
Non-controlling interests	49,968	38,041
Total equity	1,128,108	1,194,398
Total liabilities and equity	$1,904,129	$1,969,705

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Revenues	$259,216	$180,861	$596,528	$450,379

Operating expenses (income):
Costs of revenues	151,366	103,719	357,470	335,734
Selling and marketing	10,866	8,790	31,418	28,334
General and administrative	73,118	54,957	242,996	153,393
Product development	1,536	434	3,460	1,585
Change in fair value of contingent consideration	—	(4,955)	—	(9,675)
Other operating income	(856)	(2,673)	(4,856)	(6,662)
Operating income (loss)	23,186	20,589	(33,960)	(52,330)

Non-operating income (expense):
Interest expense, net	(3,805)	(2,840)	(17,703)	(7,097)
Other (expense) income, net	(6,679)	298	(10,144)	3,369
(Increase) decrease in income tax benefit payable to former stockholder	(13,780)	(2,384)	(20,901)	238
(Loss) income before loss from equity method investees and income taxes	(1,078)	15,663	(82,708)	(55,820)

Loss from equity method investees	486	1,212	9,623	7,939
(Loss) income before income taxes	(1,564)	14,451	(92,331)	(63,759)
Provision (benefit) for income taxes	2,480	2,587	6,642	(17,279)
Net (loss) income	(4,044)	11,864	(98,973)	(46,480)
Less: Net loss attributable to non-controlling interests	(525)	(64)	(2,094)	(85)
Net (loss) income attributable to DreamWorks Animation SKG, Inc.	$(3,519)	$11,928	$(96,879)	$(46,395)

Net (loss) income per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic net (loss) income per share	$(0.04)	$0.14	$(1.13)	$(0.55)
Diluted net (loss) income per share	$(0.04)	$0.14	$(1.13)	$(0.55)
Shares used in computing net (loss) income per share
Basic	85,827	84,646	85,739	84,562
Diluted	85,827	85,845	85,739	84,562

DREAMWORKS ANIMATION SKG, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
	(in thousands)
Operating activities
Net loss	$(98,973)	$(46,480)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and write-off of film and other inventory costs	304,797	298,096
Other impairments and write-offs	11,161	—
Amortization of intangible assets and other assets	13,602	10,516
Depreciation and amortization	27,229	3,654
Amortization of deferred financing costs	1,704	865
Amortization of deferred gain on sale-leaseback transaction	(865)	—
Stock-based compensation expense	16,190	8,387
Change in fair value of contingent consideration	—	(9,675)
Revenue earned against deferred revenue and other advances	(63,012)	(43,143)
Income related to investment contributions	(4,856)	(6,662)
Loss from equity method investees	9,623	7,939
Deferred taxes, net	1,597	(19,658)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Restricted cash	25,244	—
Trade accounts receivable	(64,922)	2,830
Receivables from distributors	38,844	(2,011)
Film and other inventory costs	(286,321)	(354,003)
Prepaid expenses and other assets	(45,809)	(21,145)
Accounts payable and accrued liabilities	(31,112)	(46,553)
Payable to former stockholder	13,549	1,770
Income taxes payable/receivable, net	1,406	2,510
Deferred revenue and other advances	124,410	72,117
Net cash used in operating activities	(6,514)	(140,646)
Investing activities
Investments in unconsolidated entities	(2,298)	(18,154)
Purchases of property, plant and equipment	(12,428)	(26,263)
Acquisitions of character and distribution rights	—	(51,000)
Acquisitions, net of cash acquired	—	(12,605)
Net cash used in investing activities	(14,726)	(108,022)
Financing activities
Proceeds from stock option exercises	—	261
Deferred financing costs	(6,286)	—
Purchase of treasury stock	(5,185)	(3,580)
Contingent consideration payment	(335)	—
Borrowings from revolving credit facility	420,405	215,000
Repayments of borrowings from revolving credit facility	(545,405)	(10,000)
Proceeds from lease financing obligation	199,203	—
Repayments of lease financing obligation	(1,378)	—
Capital contribution from non-controlling interest holder	15,000	—
Distributions to non-controlling interest holder	(979)	—
Net cash provided by financing activities	75,040	201,681

DREAMWORKS ANIMATION SKG, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued) (Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
	(in thousands)

Effect of exchange rate changes on cash and cash equivalents	868	586
Increase (decrease) in cash and cash equivalents	54,668	(46,401)
Cash and cash equivalents at beginning of period	34,227	95,467
Cash and cash equivalents at end of period	$88,895	$49,066
Non-cash investing activities:
Intellectual property and technology licenses granted in exchange for equity interest	$4,801	$6,057
Services provided in exchange for equity interest	55	682
Total non-cash investing activities	$4,856	$6,739
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net of amounts refunded	$3,798	$70
Cash paid during the period for interest, net of amounts capitalized	$24,123	$14,039

Basis of Presentation—Other Adjustments

During the nine months ended September 30, 2015, the Company recorded two out-of-period adjustments to correct classification errors within the operating activities section of the consolidated statements of cash flows. The first adjustment resulted in an increase to the "Depreciation and amortization" line item in the amount of $7.8 million with a corresponding offset to the "Film and other inventory costs" line item. The second adjustment resulted in a reduction to the "Amortization and write-off of film and other inventory costs" line item in the amount of $8.9 million with a corresponding offset to the "Film and other inventory costs" line item.

The adjustments did not change net cash used in operating activities, or any other previously reported cash flow information except for the three line items noted above. The Company does not believe that the nature or amounts of the adjustments are material to any prior period consolidated financial statements, and the impact of correcting these errors in the nine months ended September 30, 2015 is not material to the current consolidated financial statements.

Non-GAAP Measures

In addition to the financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP measures: Adjusted Income/Loss and Adjusted EBITDA (collectively, “non-GAAP measures”). Adjusted Income/Loss and Adjusted EBITDA are not prepared in accordance with U.S. GAAP. We believe the use of these non-GAAP measures on a consolidated basis assists investors in comparing our ongoing operating performance between periods. Adjusted Income/Loss and Adjusted EBITDA provide a supplemental presentation of our operating performance and generally reflect adjustments for unusual or non-operational activities. We may not calculate Adjusted Income/Loss or Adjusted EBITDA in a manner consistent with the methodologies used by other companies. Adjusted Income/Loss and Adjusted EBITDA (a) do not represent our operating income or cash flows from operating activities as defined by U.S. GAAP; (b) in the case of Adjusted EBITDA, does not include all of the adjustments used to compute consolidated cash flow for purposes of the covenants applicable to the Company’s 6.875% Senior Notes due 2020 (the “Notes”); (c) are not necessarily indicative of cash available to fund our cash flow needs; and (d) should not be considered alternatives to net income, operating income, cash provided by operating activities or our other financial information as determined under U.S. GAAP. Our presentation of Adjusted Income/Loss and Adjusted EBITDA measures should not be construed as an implication that our future results will be unaffected by unusual items.

Adjusted Income / Loss Measures

On January 22, 2015, the Company announced its restructuring initiatives (the “2015 Restructuring Plan”) that are intended to refocus the Company’s core feature animation business. In connection with the 2015 Restructuring Plan, the Company made changes in its senior leadership team and also made changes based on its reevaluation of the Company’s feature film slate. The Company evaluates operating performance to exclude the effects of the charges related to the execution of the 2015 Restructuring Plan as it believes the restructuring-related charges do not correlate with the ongoing operating results of the Company’s business and were charges that resulted from significant decisions that were made in order to refocus the Company. As a result, the Company believes that presenting the Company’s Adjusted Operating Income/Loss, Adjusted Net Income/Loss Attributable to DWA and Adjusted Diluted Income/Loss per share (collectively, “Adjusted Income/Loss Measures”) will aid investors in evaluating the performance of the Company. The Company defines Adjusted Income/Loss Measures as net earnings (loss) adjusted to exclude the items within its Consolidated Statements of Operations that relate to its 2015 Restructuring Plan (as discussed further in the footnotes to the tables below).

The Company uses these Adjusted Income/Loss Measures to, among other things, evaluate the Company’s operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management and help improve investors’ understanding of the Company’s operating performance. In addition, the Company believes that these are among the primary measures used externally by the Company’s investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.

Adjusted Income/Loss Measures Reconciliation

The following is a reconciliation of each of the Company’s GAAP measures (operating income/loss, net income/loss attributable to DreamWorks Animation SKG, Inc. and loss (or diluted earnings) per share) to the non-GAAP adjusted amounts. In addition, following this table is an additional reconciliation for adjusted general and administrative, which is a component of the Adjusted Income/Loss Measures.

DREAMWORKS ANIMATION SKG, INC.
ADJUSTED INCOME/LOSS RECONCILIATIONS
(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2015
	(in thousands, except per share amounts)
Operating income (loss) — as reported	$23,186	$(33,960)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(2,350)	2,797
Relocation and other employee-related costs(2)	1,306	4,687
Lease obligations and related charges(3)	1,110	1,110
Accelerated depreciation and amortization charges(4)	—	20,132
Additional labor and other excess costs(5)	3,498	27,598
Total restructuring-related charges	3,564	56,324

Adjusted operating income	$26,750	$22,364

Net loss attributable to DreamWorks Animation SKG, Inc. — as reported	$(3,519)	$(96,879)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(2,350)	2,797
Relocation and other employee-related costs(2)	1,306	4,687
Lease obligations and related charges(3)	1,110	1,110
Accelerated depreciation and amortization charges(4)	—	20,132
Additional labor and other excess costs(5)	3,498	27,598
Total restructuring-related charges	3,564	56,324

Tax impact(6)	1,390	21,966

Adjusted net income (loss) attributable to DreamWorks Animation SKG, Inc.	$1,435	$(18,589)

Loss per share — as reported	$(0.04)	$(1.13)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(0.03)	0.03
Relocation and other employee-related costs(2)	0.02	0.05
Lease obligations and related charges(3)	0.01	0.01
Accelerated depreciation and amortization charges(4)	—	0.23
Additional labor and other excess costs(5)	0.04	0.32
Total restructuring-related charges	0.04	0.64

Tax impact(6)	0.02	0.26

Adjusted income (loss) per share	$0.02	$(0.23)

DREAMWORKS ANIMATION SKG, INC.
ADJUSTED EXPENSE RECONCILIATION
(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2015
	(in thousands)
General and administrative — as reported	$73,118	$242,996

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(2,350)	2,797
Relocation and other employee-related costs(2)	1,306	4,687
Lease obligations and related charges(3)	1,110	1,110
Accelerated depreciation and amortization charges(4)	—	20,132
Additional labor and other excess costs(5)	3,498	27,598
Total restructuring-related charges	3,564	56,324

Adjusted general and administrative	$69,554	$186,672
____________________

(1)
Employee-related termination costs. Employee-related termination costs consist of severance and benefits (including stock-based compensation) attributable to employees that were terminated in connection with the 2015 Restructuring Plan.

(2)
Relocation and other employee-related costs. Relocation and other employee-related costs primarily consist of costs to relocate employees from our Northern California facility to our Southern California facility.

(3)
Lease obligations and related charges. Lease obligations and related charges largely consist of remaining rent expense that we incurred prior to the commencement of the subleases of our Northern California facility.

(4)
Accelerated depreciation and amortization charges. Accelerated depreciation and amortization charges consist of the incremental charges we incurred as a result of shortened estimated useful lives of certain property, plant and equipment due to the decision to exit our Northern California facility.

(5)
Additional labor and other excess costs. Additional labor consists of costs related to excess staffing in order to execute the restructuring plans specifically related to changes in the feature film slate. These additional labor costs are incremental to our normal operating charges and are expensed as incurred. Other excess costs are those due to the closure of our Northern California facility and primarily relate to costs that we incurred to continue to operate the facility until we begin to receive amounts under sublease arrangements.

(6)
Tax Impact. Prior to the quarter ended September 30, 2015, the tax impact of non-GAAP adjustments was calculated using our combined effective tax rate for each respective period. However, our combined effective tax rate for the three months ended September 30, 2015 was impacted by a reduction in the Company's estimated loss before income taxes for the year ending December 31, 2015, as well as an additional taxable gain. As a result, the Company's combined effective tax rate for the three months ended September 30, 2015 is not representative of its expected annual tax rate, and thus, tax impact for the three- and nine-month periods ended September 30, 2015 was calculated at the Company's estimated annual combined effective tax rate of (39.0)%.

Adjusted EBITDA

In connection with our issuance of the Notes on August 14, 2013, we began to use Adjusted EBITDA to provide investors with a measure of our ability to make our interest payments on the Notes. We define Adjusted EBITDA as net income before provision for income taxes, loss from equity method investees, increase/decrease in income tax benefit payable to former stockholder, other income (net), interest income (net), other non-cash operating income, depreciation and amortization, stock-based compensation expense, impairments and other charges and certain components of amortization of film and other inventory costs (refer to the reconciliation below). Although the indenture governing the Notes does not include covenants based on Adjusted EBITDA, we believe our investors and noteholders use Adjusted EBITDA as one indicator of our ability to comply with our debt covenants as it is similar to the consolidated cash flow measure described in the indenture (refer to our Current Report on Form 8-K filed on August 14, 2013). Although consolidated cash flow is not a financial covenant under the indenture, it is a measure that is used to determine our ability to make certain restricted payments and incur additional indebtedness in accordance with the terms of the indenture.

Adjusted EBITDA Reconciliation

We believe that net income is the most directly comparable U.S. GAAP measure to Adjusted EBITDA. Accordingly, the table below presents a reconciliation of net income (or loss) to Adjusted EBITDA. The reconciliation also includes a further reconciliation of Adjusted EBITDA to exclude the charges associated with the 2015 Restructuring Plan (as described above). Lastly, as Adjusted EBITDA is also used as a liquidity measure, the table also presents a reconciliation of Adjusted EBITDA to cash flow provided by (used in) operating activities.

DREAMWORKS ANIMATION SKG, INC.
ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands)
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (loss) income	$(4,044)	$11,864	$(98,973)	$(46,480)
Provision (benefit) for income taxes	2,480	2,587	6,642	(17,279)
Loss from equity method investees	486	1,212	9,623	7,939
Increase (decrease) in income tax benefit payable to former stockholder	13,780	2,384	20,901	(238)
Other expense (income), net	6,679	(298)	10,144	(3,369)
Interest expense, net	3,805	2,840	17,703	7,097
Operating income (loss)	23,186	20,589	(33,960)	(52,330)
Income related to investment contributions	(856)	(2,673)	(4,856)	(6,662)
Amounts included in amortization of film and other inventory costs(1)	16,471	10,508	38,604	24,574
Film impairments	—	2,104	933	59,178
Depreciation and amortization(2)(3)	5,052	5,485	40,831	14,170
Stock-based compensation expense	5,463	(34)	16,190	8,387
Adjusted EBITDA	$49,316	$35,979	$57,742	$47,317

Reconciliation of Adjusted EBITDA to exclude 2015 Restructuring Plan:
Reverse 2015 Restructuring Plan charges(4):
Employee-related termination costs	$(2,350)	$—	$2,797	$—
Relocation and other employee-related costs	1,306	—	4,687	—
Lease obligations and related charges	1,110	—	1,110	—
Accelerated depreciation and amortization charges	—	—	20,132	—
Additional labor and other excess costs	3,498	—	27,598	—
Total restructuring-related charges	3,564	—	56,324	—
Adjusted EBITDA (excluding 2015 Restructuring Plan)	$52,880	$35,979	$114,066	$47,317

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands)
Reconciliation of Adjusted EBITDA to Cash Used in Operating Activities:
Adjusted EBITDA	$49,316	$35,979	$57,742	$47,317
Amortization and write-off of film and other inventory costs(5)	106,087	78,991	265,260	214,344
Revenue earned against deferred revenue and other advances	(27,404)	(10,559)	(63,012)	(43,143)
Change in fair value of contingent consideration	—	(4,955)	—	(9,675)
Other expense/income, net	(6,679)	298	(10,144)	3,369
Other impairments and write-offs	6,097	—	11,161	—
Interest expense, net	(3,805)	(2,840)	(17,703)	(7,097)
Net (payments of) refund from income taxes and payable to former stockholder	(877)	(676)	(11,118)	1,923
Changes in certain operating asset and liability accounts	(136,590)	(170,449)	(238,700)	(347,684)
Cash used in operating activities	$(13,855)	$(74,211)	$(6,514)	$(140,646)
____________________

(1)
Amortization and write-offs of film and other inventory costs in any period include depreciation and amortization, interest expense and stock-based compensation expense that were capitalized as part of film and other inventory costs in the period that those charges were incurred. For purposes of Adjusted EBITDA, we add back the portion of amortization and write-offs of film and other inventory costs that represents amounts previously capitalized as depreciation and amortization, interest expense and stock-based compensation expense.

(2)	Includes those amounts pertaining to the amortization of intangible and other assets that are classified within costs of revenues.

(3)
For the nine months ended September 30, 2015, includes an additional $7.8 million beyond the amounts reflected in the columns for the three and six months ended June 30, 2015 in the "Adjusted EBITDA Reconciliation" table that was presented in our Quarterly Report on Form 10-Q for the quarter. This amount represents an out-of-period adjustment made to the Company's unaudited consolidated financial statements as described under "Basis of Presentation—Other Adjustments."

(4)	Refer to the footnotes in the Adjusted Income/Loss Reconciliations for a description of these adjustments.

(5)
Represents the remaining portion of amortization and write-off of film and other inventory costs not already included in Adjusted EBITDA (refer to reconciliation of net income (or loss) to Adjusted EBITDA).